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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20552
                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                 Commission File Number 1-10000

                            First Union Corporation
          301 South College Street, Charlotte, NC 28288 (704) 374-6161

Series B Convertible Class A Preferred Stock, no par value
  (Title of each class of securities covered by this Form)

                       Common Stock, par value $3.33 1/3

  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i) ........ [X]     Rule 12h-3(b)(1)(ii)......... [ ]
Rule 12g-4(a)(1)(ii) ....... [ ]     Rule 12h-3(b)(2)(i).......... [ ]
Rule 12g-4(a)(2)(i) ........ [ ]     Rule 12h-3(b)(2)(ii)......... [ ]
Rule 12g-4(a)(2)(ii) ....... [ ]     Rule 15d-6................... [ ]
Rule 12h-3(b)(1)(i) ........ [ ]


Approximate number of holders of record as of the certification or notice date:

                Series B Convertible Class A Preferred Stock: 0

    Pursuant to the requirements of the Securities Exchange Act of 1934, First Union Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                           First Union Corporation

Dated as of: November 15, 1996             By:  /s/ Kent S. Hathaway
                                                --------------------------
                                                Kent S. Hathaway
                                                Senior Vice President